Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Legal and Accounting" in the Statement of Additional Information and to the use of our reports: (1) dated April 7, 2008, with respect to the financial statements of Woodmen Variable Annuity Account and (2) dated April 11, 2008, with respect to the statutory-basis financial statements and schedules of Woodmen of the World Life Insurance Society and/or Omaha Woodmen Life Insurance Society in Post-Effective Amendment No. 6 to the Registration Statement (Form N-4, No. 333-101231) under the Securities Act of 1933, Amendment No. 7 to the Registration Statement (Form N-4, No. 811-21254) under the Investment Company Act of 1940, and the related prospectus of the Woodmen Variable Annuity Account dated May 1, 2008.

                                                           /s/ Ernst & Young LLP
Des Moines, Iowa
April 29, 2008